Exhibit 99.1

               ITEX Corporation Announces $750,000 Credit Line

                  US Bank provides revolving Line of Credit

    BELLEVUE, Wash., Dec. 6 /PRNewswire-FirstCall/ -- ITEX Corporation
(OTC Bulletin Board: ITEX), a leading marketplace for cashless business transactions in North America, today announced it has secured a $750,000 line of credit with US Bank. The Company intends to use the credit line for the following purposes:

     *    General working capital;
     * Continued development of the ITEX cashless payment transaction platform;
     *    Capital to pursue new opportunities that expand market share.

    Steven White, CEO, noted, "This line of credit from US Bank bolsters our financial flexibility, validates our business model and positions ITEX to expand our marketplace for cashless business transactions. We appreciate the confidence US Bank has demonstrated by granting this line of credit."
Timothy J. Flynn, Vice President, US Bank, comments, "We appreciate our long-term relationship with ITEX and are thrilled to participate in the company's expansion at this time."

    About ITEX
    Founded in 1982, ITEX is a leading marketplace for cashless business transactions across North America. ITEX processes over $170 million a year in transactions through 13,000 member businesses managed by sixty franchisees and licensees. Member businesses increase sales and open new markets by utilizing the ITEX Dollar to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, Washington.
    For more information, please visit www.itex.com

    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to sustain profitability; our ability to integrate newly acquired exchanges or product lines; the availability of adequate working capital; our dependence both on key personnel and our broker network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, including under the caption, "Management's Discussion and Analysis of Financial Condition and Results of Operations."
All information set forth in this release is as of December 6, 2004, and ITEX undertakes no duty to update this information.

SOURCE  ITEX Corporation
    -0-                             12/06/2004
    /CONTACT: Alan Zimmelman of ITEX Corporation, +1-425-463-4017, or alan@itex.com/
    /Web site:  http://www.itex.com /
    (ITEX)

CO:  ITEX Corporation
ST:  Washington
IN:  FIN CPR ECM
SU:  FNC